Exhibit 99.2


                       GOLDEN STAR RESOURCES LTD.

                              NEWS RELEASE

             GOLDEN STAR ANNOUNCES CLOSING OF SHARE OFFERING

                          DENVER - MAY 5, 1997


Further to the press release of April 24, 1997, Golden Star Resources Ltd. (Golden Star) announces the closing of the prospectus offering of 3,025,000 common shares of Golden Star at US$7.50 per share for total proceeds of US$22,687,500.

The net proceeds of the offering will be used to fund exploration and development of Golden Star's gold and diamond properties in South America and Africa and for working capital and general corporate purposes, including potential property acquisition and development opportunities.

Golden Star is a gold and diamond exploration company which holds a 30% common share equity interest in the Omai Mine in Guyana, one of the largest gold mines in South America. Golden Star also holds significant gold and diamond exploration interests in South America and Africa. Golden Star is listed on the Toronto Stock Exchange (under the symbol "GSC") and the American Stock Exchange (under the symbol "GSR").

For further information contact:

GORDON J. BELL                RICHARD A. WINTERS            WENDY YANG
Vice President & Chief        Vice President,               Manager, Investor
Financial Officer             Corporate Development         Relations

(303) 830-9000 or (800) 553-8436